EXHIBIT 4.1

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

                                       of

                              CARVER BANCORP, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

         We, the undersigned, Deborah C. Wright, President and Chief Executive Officer, and Walter Bond, Vice President, of Carver Bancorp, Inc., a Delaware corporation (hereinafter called the "CORPORATION"), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designations and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

         RESOLVED, that, pursuant to Article IV of the Certificate of Incorporation (which authorizes 2,000,000 shares of preferred stock, $.01 par value ("PREFERRED STOCK"), of which no shares of a series of Preferred Stock are currently issued and outstanding), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

         RESOLVED, that each share of such series of Series A Convertible Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

           1. NUMBER AND DESIGNATION. 40,000 shares of the Preferred Stock of the Corporation shall be designated as Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK").

           2. RANK. Other than with respect to Parity Securities (as defined below), the Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank prior to all classes or series of equity securities of the Corporation, including the Corporation's common stock, $.01 par value ("COMMON STOCK"). All equity securities of the Corporation to which the Series A Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including




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the Common Stock, are collectively referred to herein as the "JUNIOR
SECURITIES." The Series B Convertible Preferred Stock, $.01 par value (the "SERIES B PREFERRED STOCK"), and all other equity securities of the Corporation with which the Series A Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution or winding up) are collectively referred to herein as the "PARITY SECURITIES." The respective definitions of Junior Securities and Parity Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Parity Securities, as the case may be. The Series A Preferred Stock shall be subject to the creation of Junior Securities and Parity Securities.

           3. DIVIDENDS. (a) The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the annual rate of $1.96875 per share. Such dividends shall be payable in arrears in equal amounts semi-annually on June 15 and December 15 of each year, beginning on June 15, 2000, unless such day is not a business day, in which event on the next succeeding business day) (each of such dates being a "DIVIDEND PAYMENT DATE" and each such semi-annual period being a "DIVIDEND PERIOD"). Such dividends shall be cumulative from the date of issue, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends. Each such dividend shall be payable to the holders of record of shares of the Series A Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

          (b) The amount of dividends payable for each full Dividend Period for the Series A Preferred Stock shall be computed by dividing the annual dividend rate by two. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series A Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.


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          (c) So long as any shares of the Series A Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of parity stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series A Preferred Stock and all dividends declared upon any Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series A Preferred Stock and accrued and unpaid on such Parity Securities.

          (d) So long as any shares of the Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary approved by the Board of Directors) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities) (all such dividends, distributions, redemptions or purchases being hereinafter referred to as a "JUNIOR SECURITIES DISTRIBUTION"), unless in each case (i) the full cumulative dividends on all outstanding shares of the Series A Preferred Stock and any other Parity Securities shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Securities and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Stock and the current dividend period with respect to such Parity Securities.

           4. LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the shares of Series A Preferred Stock shall be entitled to receive $25.00 per share of Series A Preferred Stock plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the


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Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other Parity Securities if all amounts payable thereon were paid in full. Prior to the liquidation, dissolution or winding up of the Corporation, to the extent funds of the Corporation are legally available for the payment of dividends, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Series A Preferred Stock and any Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other Parity Securities if all amounts payable thereon were paid in full. Notwithstanding anything else in this Certificate of Incorporation, a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation shall be deemed to have occurred upon (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, whether of the Corporation with or into any other corporation or corporations or of any other corporation or corporations with or into the Corporation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or
(ii) a sale of all or substantially all of the assets of the Corporation; PROVIDED that a consolidation or merger as a result of which the holders of capital stock of the Corporation immediately prior to such merger or consolidation possess (by reason of such holdings) more than 50% of the voting power of the corporation surviving such merger or consolidation (or other corporation which is the issuer of the capital stock into which the capital stock of the Corporation is converted or exchanged in such merger or consolidation) shall not be treated as a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation within the meaning of this paragraph 4.

          (b) Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of the Series A Preferred Stock, as provided in this paragraph 4, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock shall not be entitled to share therein.

           5. REDEMPTION. Shares of Series A Preferred Stock shall be redeemable by the Corporation as provided below (with all references in this paragraph 5 to a


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redemption price per share to be adjusted proportionally in respect of fractional shares).

          (a) Except as required by Section 5.04 of the Securities Purchase Agreement dated as of January 11, 2000 among the Corporation, Morgan Stanley & Co. Incorporated and Provender Opportunities Fund L.P., the shares of Series A Preferred Stock shall not be redeemable prior to the Initial Redemption Date. The "INITIAL REDEMPTION DATE" shall be January 15, 2004.

          (b) At the option of the Corporation, shares of Series A Preferred Stock may be redeemed at any time or from time to time (subject to the provisions set forth below and paragraph 7) on or after the Initial Redemption Date, in whole or in part, at the price (the "REDEMPTION PRICE"), payable in cash, equal to the percentage set forth below of the liquidation preference per share for redemptions during the 12-month periods beginning on the Initial Redemption Date or the annual anniversaries thereof indicated below, plus, in each case, an amount equal to accrued and unpaid dividends thereon (whether or not declared and whether or not there are funds of the Corporation legally available for the payment of dividends), to the date fixed for redemption:

         12-MONTH PERIOD BEGINNING ON                         PERCENTAGE

         Initial Redemption Date                              107.8750%
         First Anniversary thereof                            106.5625%
         Second Anniversary thereof                           105.2500%
         Third Anniversary thereof                            103.9375%
         Fourth Anniversary thereof                           102.6250%
         Fifth Anniversary thereof                            101.3125%
         Sixth Anniversary thereof
         and thereafter                                       100.00%

          (c) From and after January 15, 2005, holders of a majority of the shares of Series A Preferred Stock may require the Corporation to redeem all (but not less than all) outstanding shares of Series A Preferred Stock at a redemption price per share, payable in cash, equal to the liquidation preference per share plus an amount equal to accrued and unpaid dividends thereon (whether or not declared and whether or not there are funds of the Corporation legally available for the payment of dividends), to the date fixed for redemption.

          (d) Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any


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series of the Preferred Stock; PROVIDED that no such issued and reacquired shares of Series A Preferred Stock shall be reissued or sold as Series A Preferred Stock

          (e) Notwithstanding the foregoing provisions of this paragraph 5, unless full cumulative cash dividends (whether or not declared) on all outstanding shares of Series A Preferred Stock shall have been paid or contemporaneously are declared and paid or set apart for payment for all dividend periods terminating on or prior to the applicable redemption date, none of the shares of Series A Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless shares of Series A Preferred Stock are redeemed pro rata.

           6. PROCEDURE FOR REDEMPTION. (a) In the event that, pursuant to paragraph 5(b), fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata (with any fractional shares being rounded to the nearest whole share) as may be determined by the Board of Directors (subject to paragraph 5(e)).

          (b) In the event the Corporation shall redeem shares of Series A Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; PROVIDED that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Series A Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date;
(ii) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

          (c) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the


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notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued within five business days after the later of the redemption date or the surrender of the certificate representing such shares representing the unredeemed shares without cost to the holder thereof.

          (d) If, in connection with a redemption of shares of Series A Preferred Stock pursuant to paragraph 5(b), the funds of the Corporation legally available for such redemption on the redemption date are insufficient to redeem the total number of such shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares pro rata among the holders of the shares of Series A Preferred Stock to be redeemed based upon the aggregate number of such shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds shall immediately be used to redeem the balance of such shares of which the Corporation has become obligated to redeem on such redemption date but which it has not redeemed.

           7. CONVERSION. (a) Subject to the provisions of this paragraph 7, the holders of the shares of Series A Preferred Stock shall have the right, at any time and from time to time, at such holder's option, to convert any or all outstanding shares (and fractional shares) of Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock deliverable upon conversion of a share of Series A Preferred Stock (expressed as a ratio), adjusted as hereinafter provided, is equal to the "CONVERSION RATIO." The Conversion Ratio as of the date of issue of the Series A Preferred Stock is 2.083333 subject to adjustment from time to time pursuant to paragraph 7(g) hereof. Notwithstanding any call for redemption pursuant to paragraph 5, the right to convert shares so called for redemption shall terminate at the close of business on the date immediately preceding the date fixed for such redemption unless the Corporation shall default in making payment of the amount payable upon such redemption.

          (b) (i) In order to exercise the conversion privilege, the holder of the shares of Series A Preferred Stock to be converted shall surrender the certificate representing such shares at the office of the Corporation, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series A Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.


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              (ii) As promptly as practicable after the surrender by the holder of the certificates for shares of Series A Preferred Stock as aforesaid, but in any event within five business days after notice of such conversion has been delivered to the Corporation, the Corporation shall issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, (A) a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this paragraph 7 and (B) a certificate representing any shares of Series A Preferred Stock which were represented by the certificate delivered to the Corporation in connection with such conversion but which were not converted.

              (iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date and such conversion shall be into a number of shares of Common Stock equal to the product of the number of shares of Series A Preferred Stock surrendered times the Conversion Ratio in effect at such time on such date. All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of Series A Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this paragraph 7.

          (c) (i) Upon delivery to the Corporation by a holder of shares of Series A Preferred Stock of a notice of election to convert, the right of the Corporation to redeem such shares of Series A Preferred Stock shall terminate, regardless of whether a notice of redemption has been mailed as aforesaid.

              (ii) From the date of delivery by a holder of shares of Series A Preferred Stock of such notice of election to convert, in lieu of dividends on such Series A Preferred Stock pursuant to paragraph 3, such Series A Preferred Stock shall participate equally and ratably with the holders of shares of Common Stock in all dividends paid on the Common Stock as if


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         such shares of Series A Preferred Stock had been converted to shares of
         Common Stock at the time of such delivery.

              (iii) If a notice of election to convert is delivered by a holder of shares of Series A Preferred Stock to the Corporation before the delivery by the Corporation to such holder of a notice of redemption, such holder shall be entitled to receive all accrued but unpaid dividends which such holder is entitled to receive pursuant to paragraph 3. In addition, such holder at the opening of business on a Dividend Payment Date shall be entitled to receive the dividend payable on such shares on such Dividend Payment Date notwithstanding the Corporation's default in payment of the dividend due on such Dividend Payment Date. Such dividends shall be in preference to and in priority over any dividends on the Common Stock.

              (iv) If, after receipt by a holder of shares of Series A Preferred Stock of a notice of redemption pursuant to paragraph 5, such holder delivers to the Corporation a notice of election to convert, such Series A Preferred Stock shall cease to accrue dividends pursuant to paragraph 3 but such shares shall continue to be entitled to receive all accrued but unpaid dividends which such holder is entitled to receive pursuant to paragraph 3 through the date of delivery of such notice of election to convert (including pro rata dividends for the period from the last Dividend Payment Date to the date of delivery of the notice of election to convert) in preference to and in priority over any dividends on the Common Stock. Except as provided in paragraph 7(c)(v), such accrued dividends shall be payable to such holder when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, as provided in paragraph 3 above.

              (v) At the option of a holder who has delivered a notice of election to convert, such holder may receive as payment of all accrued but unpaid dividends which such holder is entitled to receive pursuant to paragraph 7(c)(iii) or (iv) on the shares of Series A Preferred Stock that are the subject of such notice of election to convert such additional number of shares of Common Stock determined by dividing the amount of accrued but unpaid dividends by the Daily Price (as defined below) per share of Common Stock on the business day on which such shares of Series A Preferred Stock are deemed to have been converted.

              (vi) Except as provided above and in paragraph 7(g), the Corporation shall make no payment or adjustment for accrued and unpaid dividends on shares of Series A Preferred Stock, whether or not in arrears, on conversion of such shares or for dividends in cash on the shares of Common Stock issued upon such conversion.


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          (d) (i) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as shall be required for the purpose of effecting conversion of the Series A Preferred Stock.

              (ii) Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations, and any applicable requirements of the principal domestic securities exchange upon which the shares of Common Stock are listed and traded, which require action to be taken by the Corporation.

          (e) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock pursuant hereto; PROVIDED that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series A Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (f) In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay, within five business days after notice of election to convert has been delivered to the Corporation, a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Daily Price (as defined below) per share of Common Stock on the business day on which such shares of Series A Preferred Stock are deemed to have been converted.

          (g) (i) In case the Corporation shall at any time after the date of issue of the Series A Preferred Stock (A) declare a dividend or make a distribution on Common Stock payable in Common Stock, (B) subdivide or split the outstanding Common Stock, (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, (D) issue any shares of its capital stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), or (E) consolidate with, or merge with or into, any other Person, the Conversion Ratio in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, merger or reclassification shall be proportionately


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adjusted so that the conversion of the Series A Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Corporation (or shares of any security into which such shares of Common Stock have been combined, consolidated, merged or reclassified pursuant to clause 7(g)(i)(C), 7(g)(i)(D) or 7(g)(i)(E) above) which, if this Series A Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger or reclassification, assuming such holder of Common Stock of the Corporation (x) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such recapitalization, sale or transfer was made, as the case may be ("CONSTITUENT PERSON"), or an affiliate of a constituent person and
(y) failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer (PROVIDED, that if the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer is not the same for each share of Common Stock of the Corporation held immediately prior to such reclassification, change, consolidation, merger, recapitalization, sale or transfer by other than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("NON-ELECTING SHARE"), then for the purpose of this subparagraph 7(g) the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Such adjustment shall be made successively whenever any event listed above shall occur.

              (ii) In case the Corporation shall issue or sell any Common Stock (other than Common Stock issued (A) pursuant to the Corporation's stock option plans or pursuant to any other Common Stock related employee compensation plan of the Corporation approved by the Corporation's Board of Directors or (B) upon exercise or conversion of any security the issuance of which caused an adjustment under paragraphs 7(g)(iii) or 7(g)(iv) hereof) without consideration or for a consideration per share less than the then Current Market Price Per Common Share (as defined in paragraph 7(g)(vi)), the Conversion Ratio to be in effect after such issuance or sale shall be determined by multiplying the Conversion Ratio in effect immediately prior to such issuance or sale by a fraction, (1) the numerator of which shall be the product of the aggregate number of shares of Common Stock outstanding immediately after such issuance or sale and the Current Market Price Per Common Share (as defined in paragraph 7(g)(vi)) immediately prior to such issuance or sale and (2) the


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         denominator of which shall be the sum of (x) the number of shares of
         Common Stock outstanding immediately prior to the time of such issuance or sale multiplied by the Current Market Price Per Common Share immediately prior to such issuance or sale and (y) the aggregate consideration, if any, to be received by the Corporation upon such issuance or sale. In case any portion of the consideration to be received by the Corporation shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined by the Board of Directors of the Corporation; PROVIDED that if the holders of 25% of the Series A Preferred Stock shall object to any such determination, the Board of Directors shall retain an independent appraiser reasonably satisfactory to such holders to determine such fair market value. The holders shall be notified promptly of any consideration other than cash to be received by the Corporation and furnished with a description of the consideration and the fair market value thereof, as determined by the Board of Directors.

              (iii) In case the Corporation shall fix a record date for the issuance of rights, options or warrants to the holders of its Common Stock or other securities entitling such holders to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share of Common Stock (or having a conversion price per share of Common Stock, if a security convertible into shares of Common Stock) less than the then Conversion Price Per Common Share on such record date, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Conversion Ratio shall be adjusted pursuant to paragraph 7(g)(ii) hereof, as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in paragraph 7(g)(ii) hereof. Such adjustment shall be made successively whenever such record date is fixed; and in the event that such rights, options or warrants are not so issued or expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this paragraph 7(g)), the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such record date had not been fixed, in the former event, or the Conversion Ratio which would then be in effect if such holder had initially been entitled to such changed number of shares of Common Stock, in the latter event.

              (iv) In case the Corporation shall issue rights, options (other than options issued pursuant to a plan described in clause 7(g)(ii)(A)) or warrants entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible into shares of Common Stock) or shall issue convertible securities, and the price per share of Common Stock of such rights, options, warrants or convertible securities (including, in the case of rights, options or warrants, the price at which they may be exercised) is less than the then Conversion Price Per Common Share, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants or upon conversion of such convertible securities shall be deemed to have been issued and outstanding as of the date of such sale or issuance, and the Conversion Ratio shall be adjusted pursuant to paragraph 7(g)(ii) hereof as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration equal to the aggregate consideration paid for such rights, options, warrants or convertible securities and the aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in paragraph 7(g)(ii) hereof. Such adjustment shall be made successively whenever such rights, options, warrants or convertible securities are issued; and in the event that such rights, options or warrants expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this paragraph 7(g)), the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such rights, options, warrants or convertible securities had not been issued, in the former event, or the Conversion Ratio which would then be in effect if such holders had initially been entitled to such changed number of shares of Common Stock, in the latter event. No adjustment of the Conversion Ratio shall be made pursuant to this paragraph 7(g)(iv) to the extent that the Conversion Ratio shall have been adjusted pursuant to paragraph 7(g)(iii) upon the setting of any record date relating to such rights, options, warrants or convertible securities and such adjustment fully reflects the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled and the price payable therefor.

              (v) In case the Corporation shall fix a record date for the making of a distribution to holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of indebtedness, assets or other property (other than dividends payable in Common Stock or rights, options or warrants referred to in, and for which an adjustment is made pursuant to, paragraph 7(g)(iii) hereof), the Conversion Ratio to be in effect after such record date shall be determined by multiplying the Conversion Ratio in effect immediately prior to such record date by a fraction, (A) the numerator of which shall be the Current Market Price Per Common Share on such record date, and (B) the denominator of which shall be the Current Market Price Per Common Share on such record date, less the fair market value (determined as set forth in paragraph 7(g)(ii) hereof) of the portion of the assets, other property or evidence of indebtedness so to be distributed which is applicable to one share of Common Stock. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such record date had not been fixed.

              (vi) For the purpose of any computation under paragraph 7(f) or paragraphs 7(g)(ii), 7(g)(iii), 7(g)(iv) or 7(g)(v) hereof, on any determination date, (A) the "CURRENT MARKET PRICE PER COMMON Share" shall be deemed to be the average (weighted by daily trading volume) of the Daily Prices (as defined below) per share of the applicable class of Common Stock for the 20 consecutive trading days immediately prior to such date, (B) the "CONVERSION PRICE PER COMMON SHARE" shall be deemed to be the amount in dollars which is equal to $25.00 divided by the Conversion Ratio immediately prior to such adjustment, and (C) "DAILY PRICE" means (1) if the shares of such class of Common Stock then are listed and traded on the American Stock Exchange, Inc. ("AMEX"), the closing price on such day as reported on the AMEX Composite Transactions Tape; (2) if the shares of such class of Common Stock then are not listed and traded on the AMEX, the closing price on such day as reported by the principal national securities exchange on which the shares are listed and traded; (3) if the shares of such class of Common Stock then are not listed and traded on any such securities exchange, the last reported sale price on such day on the National Market of the NASDAQ Stock Market; or (4) if the shares of such class of Common Stock then are not traded on the NASDAQ National Market, the average of the highest reported bid and lowest reported asked price on such day as reported by NASDAQ. For purposes of any computation under this paragraph 7(g), the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation.

              (vii) No adjustment to the Conversion Ratio pursuant to paragraphs 7(g)(ii), 7(g)(iii), 7(g)(iv) and 7(g)(v) above shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Ratio; PROVIDED that any adjustments which by reason of this paragraph 7(g)(vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 7(g) shall be made to the nearest four decimal points.

              (viii) In the event that, at any time as a result of the provisions of this paragraph 7(g), the holder of this Series A Preferred Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, the number of such other shares so receivable upon conversion of this Series A Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

          (h) All adjustments pursuant to this paragraph 7 shall be notified to the holders of this Series A Preferred Stock and such notice shall be accompanied by a Schedule of Computations of the adjustments

           8. VOTING RIGHTS. (a) Except as otherwise provided by applicable law, and subject to the limitations set forth in this paragraph 8, the holders of the shares of Series A Preferred Stock (i) shall be entitled to vote with the holders of the Common Stock on all matters submitted for a vote of holders of Common Stock, (ii) shall be entitled to a number of votes equal to the number of votes to which the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock would have been entitled if such shares of Common Stock had been outstanding at the time of the applicable vote and related record date and (iii) shall be entitled to notice of any stockholders' meeting in accordance with the certificate of incorporation and bylaws of the Corporation.

          (b) Each holder of Series A Preferred Stock entitled to vote shall not be entitled to a number of votes greater than 4.99% of the outstanding shares of Common Stock (assuming full conversion of the Series A Preferred Stock) in the consideration of any matter submitted for a vote of holders of Common Stock (whether at a meeting or by written consent). All Series A Preferred Stock and all Common Stock held by any such holder in excess of such 4.99% limitation (the "4.99% LIMITATION") shall be held as a nonvoting interest. All Series A Preferred Stock and all Common Stock held as non-voting shares shall continue to be non-voting shares with respect to any assignee or other transferee of such holder's Series A Preferred Stock or Common Stock, as the case may be; PROVIDED that any such non-voting shares shall become voting shares in the transferee's hands if they are transferred: (i) to the Corporation; (ii) to the public in an offering registered under the Securities Act of 1933, as amended (the "SECURITIES ACT");
(iii) in a transaction pursuant to Rule 144 or Rule 144A under the Securities Act in which no person acquires more than two percent (2%) of the Corporation's outstanding Series A Preferred Stock or Common Stock, as the case may be; or
(iv) in a single transaction to a third party who acquires at least a majority of the Corporation's outstanding Series A Preferred Stock or Common Stock, as the case may be, without regard to the transfer of such nonvoting shares. In the event of a Regulatory Change, the effect of which is to permit any such holder to transfer such nonvoting shares in any other manner, the foregoing PROVISO shall be deemed modified to permit a transfer of such nonvoting shares in such other manner.

          (c) In the event of a Regulatory Change, the effect of which is to permit a holder of Series A Preferred Stock to exercise a number of votes greater than 4.99% of the outstanding shares of Common Stock (assuming full conversion of the Series A Preferred Stock), the foregoing provisions shall be deemed modified to permit such vote in accordance with such Regulatory Change, upon written notice by such holder to the Board of Directors. For purposes of this paragraph 8, "REGULATORY CHANGE" shall mean (i) any change on or after the date hereof in United States federal or state or foreign laws or regulations,
(ii) the adoption on or after the date hereof of any interpretation or ruling applying to such holder, individually or as a member of a class, under any United States federal or state or foreign laws or regulations by any court or governmental or regulatory authority charged with the interpretation or administration thereof, (iii) the modification on or after the date hereof of any agreement or commitment with any such governmental or regulatory authority that is applicable to or binding upon such holder, or (iv) the receipt by such holder of an order of the Office of Thrift Supervision approving its investment in the Corporation.

          (d) In the event that a holder of Series A Preferred Stock exercises its conversion privilege in accordance with paragraph 7 hereof (any such holder, a "CONVERTING HOLDER"), the 4.99% Limitation shall continue to apply to such Converting Holder. Any such Converting Holder shall not be entitled to a number of votes greater than 4.99% of the outstanding shares of Common Stock (assuming full conversion of the Series A Preferred Stock) in the consideration of any matter submitted for a vote of holders of Common Stock (whether at a meeting or by written consent). All Series A Preferred Stock and all Common Stock held by any such Converting Holder in excess of the 4.99% Limitation shall be held as a nonvoting interest. All such Series A Preferred Stock and all Common Stock held as non-voting shares shall continue to be non-voting shares with respect to any assignee or other transferee of such Converting Holder's

Series A Preferred Stock or Common Stock, as the case may be; PROVIDED that any such non-voting shares shall become voting shares in the transferee's hands if they are transferred: (i) to the Corporation; (ii) to the public in an offering registered under the Securities Act; (iii) in a transaction pursuant to Rule 144 or Rule 144A under the Securities Act in which no person acquires more than two percent (2%) of the Corporation's outstanding Series A Preferred Stock or Common Stock, as the case may be; or (iv) in a single transaction to a third party who acquires at least a majority of the Corporation's outstanding Series A Preferred Stock or Common Stock, as the case may be, without regard to the transfer of such nonvoting shares. In the event of a Regulatory Change, the effect of which is to permit any such Converting Holder to transfer such nonvoting shares in any other manner, the foregoing PROVISO shall be deemed modified to permit a transfer of such nonvoting shares in such other manner. In the event of a Regulatory Change, the effect of which is to permit a Converting Holder to a number of votes greater than 4.99% of the outstanding shares of Common Stock (assuming full conversion of the Series A Preferred Stock), the foregoing provisions shall be deemed modified to permit such vote in accordance with such Regulatory Change, upon written notice by such holder to the Board of Directors.

          (e) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for that purpose of the holders of a majority of the shares of Series A Preferred Stock then outstanding, (i) amend, alter or repeal, whether by merger, consolidation, combination, reclassification or otherwise, the Certificate of Incorporation or By-laws of the Corporation or of any provision thereof (including the adoption of a new provision thereof) which would result in an alteration or circumvention of the voting powers, designation and preferences and relative participating, optional and other special rights, and qualifications, limitations and restrictions of the Series A Preferred Stock; PROVIDED that any such amendment or alteration that changes the dividend payable on, or the liquidation preference or the par value of, the Series A Preferred Stock shall require the affirmative vote at a meeting of holders of Series A Preferred Stock duly called for such purpose, or the written consent, of the holder of each share of Series A Preferred Stock; (ii) issue any additional Series A Preferred Stock or (iii) (A) create, authorize or issue any Parity Securities which would result in more than $5 million aggregate liquidation preference of Parity Securities being authorized or issued, (B) create, authorize or issue any preferred stock ranking senior in right of payment to the Series A Preferred Stock or (C) increase the authorized amount of any such other class or series referred to in clause (A) or (B); PROVIDED that clause 8(e)(iii) shall not limit the right of the Corporation to issue preferred stock ranking PARI PASSU with the Series A Preferred Stock in connection with any merger or consolidation in which the Corporation is the surviving entity.

          (f) The consent or votes required in paragraph (e) above shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Corporation's certificate of incorporation or bylaws, which approval shall be obtained by vote of the stockholders of the Corporation in the manner provided in paragraph (a) above.

          (g) If and whenever three semi-annual dividends (whether or not consecutive) payable on the Series A Preferred Stock have not been paid in full, the number of directors then constituting the Board of Directors shall be increased by two and the holders of shares of Series A Preferred Stock, together with the holders of shares of every other series of preferred stock upon which like rights to vote for the election of two additional directors have been conferred and are exercisable (resulting from the failure to pay dividends) (any such other series is referred to as the "PREFERRED SHARES"), voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series A Preferred Stock and the Preferred Shares called as hereinafter provided. Whenever all arrears in dividends on the Series A Preferred Stock and the Preferred Shares then outstanding shall have been paid and dividends thereon for the current semi-annual Dividend Period shall have been paid or declared and set apart for payment, then the right of the holders of the Series A Preferred Stock and the Preferred Shares to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in three semi-annual dividends), and the terms of office of all persons elected as directors by the holders of the Series A Preferred Stock and the Preferred Shares shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of shares of Series A Preferred Stock and the Preferred Shares, the secretary of the Corporation may, and upon the written request of any holder of Series A Preferred Stock (addressed to the secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series A Preferred Stock and of the Preferred Shares for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of shares of Series A Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Series A

Preferred Stock and the Preferred Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Series A Preferred Stock and the Preferred Shares or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above. In exercising the voting rights set forth in this paragraph 8(g), each share of Series A Preferred Stock shall have one vote per share, except that when any other series of preferred stock shall have the right to vote with the Series A Preferred Stock as a single class on any matter, then the Series A Preferred Stock and such other series shall have with respect to such matters one vote per $25.00 of stated liquidation preference.

          (h) If the Consolidated Capital Ratio shall at any time be less than 7%, the number of directors then constituting the Board of Directors shall be increased by one and the holders of shares of Series A Preferred Stock, together with the holders of shares of Series B Preferred Stock, voting as a single class, shall be entitled to elect the additional director to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series A Preferred Stock and the Series B Preferred Stock called as hereinafter provided. "CONSOLIDATED CAPITAL RATIO means the ratio (expressed as a percentage) of the Corporation's "consolidated capital" to its "total assets", as derived from the Corporation's quarterly and annual reports filed with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934. Whenever the Consolidated Capital Ratio shall thereafter be equal to or greater than 7%, then the right of the holders of the Series A Preferred Stock and the Series B Preferred Stock to elect such additional director shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future failures of the Consolidated Capital Ratio to be at least equal to such percentage), and the term of office of the person elected as a director by the holders of the Series A Preferred Stock and the Series B Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of shares of Series A Preferred Stock and the Series B Preferred Stock, the secretary of the Corporation may, and upon the written request of any holder of Series A Preferred Stock (addressed to the secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series A Preferred Stock and of the Series B Preferred Stock for the election of the director to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of shares of Series A Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The director elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. In exercising the voting rights set forth in this paragraph 8(h), each share of Series A Preferred Stock shall have one vote per share, except that when the Series B Preferred Stock shall have the right to vote with the Series A Preferred Stock as a single class on such matter, then the Series A Preferred Stock and the Series B Preferred Stock shall have with respect to such matters one vote per $25.00 of stated liquidation preference.

          (i) Except as otherwise required by applicable law or as set forth herein, the shares of Series A Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

           9. REPORTS. So long as any of the Series A Preferred Stock is outstanding, the Corporation will furnish the holders thereof with the quarterly and annual financial reports, and reports on Form 8-K, that the Corporation is required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or, in the event the Corporation is not required to file such reports, reports containing the same information as would be required in such reports.

          10. GENERAL PROVISIONS. (a) The term "PERSON" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

          (b) The term "OUTSTANDING", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary.

          (c) The headings of the paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

          (d) Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered (i) to the Corporation, at its principal executive offices and (ii) to any holder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

         IN WITNESS WHEREOF, Carver Bancorp, Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this 11th day of January, 2000.
                                    Carver Bancorp, Inc.


                                    By:  /s/ Deborah C.Wright
                                         ---------------------------------------
                                    Name:  Deborah C. Wright
                                    Title: President and Chief Executive Officer


ATTEST:

/s/ Walter Bond
-----------------------------
Name:  Walter Bond
Title: Vice President